Exhibit 10.4

Deferred Compensation Plan for Non-Employee Directors of
Solstice Advanced Materials Inc.

The Deferred Compensation Plan for Non-Employee Directors of Solstice Advanced Materials Inc. has been created to provide an opportunity for the non-employee Directors of Solstice Advanced Materials Inc. to defer compensation paid for services as a member of the Solstice Advanced Materials Inc. Board of Directors. The Plan is unfunded for tax purposes. Unless otherwise provided, the terms of the Plan are effective as of the Effective Date.

1.Director Compensation

Each non-employee Director of the Board of Directors (the "Board") of Solstice Advanced Materials Inc. (the "Corporation") or any of its subsidiaries (a "Director") will receive Compensation for each year of service as a Director. In accordance with the terms of the Plan, the Director may elect to defer such Compensation.

2.Eligibility

Each active Director is eligible to participate in the Deferred Compensation Plan for Non-Employee Directors of Solstice Advanced Materials Inc. (the "Plan").

3.Definitions

(a)Account. An “Account” is the hypothetical Plan account reflecting the Director’s Elective Deferrals made to the Plan, plus any interest or earnings on those amounts.

(b)Code. The term “Code” means the Internal Revenue Code of 1986, as amended and the regulations and rulings promulgated thereunder.

(c)Common Stock. The term “Common Stock” means the publicly traded common stock of the Corporation or any successor.

(d)Compensation. A Director’s “Compensation” includes the annual cash retainer paid to a Director for services on the Board and any additional amounts that the Director may receive from the Corporation related to services as a Director. For the initial Plan Year, Compensation will only include amounts earned after March 31, 2026.

(e)Effective Date. The Plan’s “Effective Date” is the date the Plan is adopted and approved.

(f)Elective Deferrals. “Elective Deferrals” are an amount or percentage of the Compensation paid to the Director, which the Director has elected to defer to the Plan. All Elective Deferrals and any earnings credited thereto shall be immediately 100% vested.

(g)Election Form. An “Election Form” means the method for making Deferral Elections or Distribution Elections provided by the Plan Administrator. The Election Form may be written or electronic, as the Plan Administrator prescribes.

(h)Plan Administrator. The “Plan Administrator” of the Plan shall be the Chief Human Resources Officer (“CHRO”). The CHRO may delegate his or her responsibilities to an authorized delegate provided that the CHRO remains responsible for the Plan Administrator’s duties.

(i)Plan Year. The “Plan Year” is the calendar year period starting on January 1 and ending on December 31. The initial “Plan Year” will be April 1, 2026 through December 31, 2026.

(j)Separation from Service. A “Separation from Service” is the termination of a Director's Board service, which shall comply with Code Section 409A and the regulations and rulings promulgated thereunder.

4.Participation

(a)Timing of Election. Prior to the beginning of any Plan Year, each Director who is not then participating in the Plan may elect to participate in the Plan by directing that all or any part of the Director's Compensation, which otherwise would be payable as Compensation for services as a Director during the upcoming Plan Year, be credited to the Director's Account in the Plan as Elective Deferrals (“Deferral Election”). Such Deferral Election must be made prior to the beginning of the Plan Year to which the Elective Deferral applies. All Deferral Elections are irrevocable for the Plan Year to which they apply.

(b)Newly Eligible Directors. Any Director providing services on the Effective Date of the Plan and any person who thereafter becomes a Director may elect, within thirty (30) days after the date the Director becomes eligible to participate in the Plan, to defer all or any part of the Director's Compensation paid for services performed for calendar quarters beginning after the date of the Deferral Election, consistent with the requirements of Treasury Regulation Section 1.409A-2(a)(7). If a Director does not make a Deferral Election with respect to a Plan Year by the specified date, the Director will be deemed to have elected to receive their Compensation in cash. When a Deferral Election is made with respect to a Plan Year, the Non-Employee Director may not revoke or change that Deferral Election with respect to such Plan Year.

(c)Form and Duration of Election. A Deferral Election shall be made by on an Election Form provided by the Plan Administrator, executed by the Director and then returned to the Plan Administrator. Such Deferral Election is irrevocable for the Plan Year to which it applies and shall continue in effect for the current Plan Year and for further Plan Years until it is affirmatively revoked. Any change or termination to the amount of Elective Deferrals being made to the Plan during a Plan Year shall become effective for the next Plan Year. In the event the Director ceases to make Elective Deferrals to the Plan, the amounts credited to the Director's Account prior to the cessation of Election Deferrals shall not be affected by the change and shall remain as part of the Director’s Account.

(d)Adjustment of Future Elective Deferrals. Prior to the beginning of any Plan Year, a Director may file a new written Election Form with the Plan Administrator changing the percentage of Elective Deferrals to be credited to the Director's Account for services as a Director in the upcoming Plan Year. Elections for a particular Plan Year must be made on or before December 31 of the prior Plan Year in order to be effective for the next Plan Year. An Elective Deferral election made for the current Plan Year is irrevocable and will not be affected by the new Elective Deferral change and will continue to be made in accordance with the Deferral Election in place for the respective Plan Year and for subsequent Plan Years until it is affirmatively revoked.

5.Investment Options

(a)Available Investment Options. Once a Director makes an election to make Elective Deferrals to the Plan, such amounts shall be credited to the Director’s Account and shall be hypothetically invested in one or more investment options made available by the Corporation from time to time in its discretion. and which may correspond with one or more investment funds in the Solstice Advanced Materials Deferred Compensation Plan (“DCP”). If an investment option under the Plan that mirrors an investment in the DCP changes or the timing of the crediting of interest under the DCP with respect to the investment changes, such change shall be automatically applied to the Plan. The investment options under the Plan are used solely to calculate the earnings that are credited to each Director's Account in accordance with Paragraph 5(b) below, and do not represent any beneficial interest on the part of the Director in any asset or other property of the Corporation. At the inception of the Plan, the sole investment fund shall be the Annual RateFund in the DCP.

(b)Crediting of Earnings/Losses. The Director’s Account shall be credited with earnings and losses, as applicable, commencing on the date each such Elective Deferral is credited to the Director’s Account in the Plan. Any interest or earnings on the Elective Deferrals credited to the Plan shall accrue daily and will be credited for bookkeeping purposes to the Director's Account as soon as administratively possible on or after the last day of the month. The Director's Account shall continue to be hypothetically invested in accordance with Paragraph 5(a) from the date initially credited to Plan until distributed in accordance with the Plan.

6.Director's Account

All Compensation which a Director elects to defer under the Plan shall be credited to the Director's Account. All credits shall be made as unfunded book entries and the Director shall not have any interest in any amounts credited to the Director's Account until distributed in accordance with the terms of the Plan.

7.Distribution from Accounts

(a)Distributions Generally. At the time a Director makes an election to make Elective Deferrals under the Plan pursuant to Paragraph 4, the Director shall also file with the Plan Administrator a distribution election on the Election Form provided by the Plan Administrator outlining the timing and form of distribution of the Elective Deferrals to which the election applies (a “Distribution Election”). Unless the Plan Administrator determines otherwise in accordance with Code Section 409A, a Distribution Election for a particular Plan Year must apply to all amounts credited to the Director’s Account for that Plan Year.

(b)Timing of Distribution. A Director may select from the available distribution dates available on the Election Form provided to the Director, which shall generally include either payment (i) as soon as administratively practicable following the first business day of the Plan Year immediately following the year in which the Director Separates from Service from the Board, or (ii) on the earlier of as soon as administratively practicable following the first business day of the Plan Year as the Director may elect or the first business day following the Director’s Separation from Service. If no timing is elected, the amounts will be distributed the Director's Account shall be paid as soon as administratively practicable following the first business day of the Plan Year immediately following the year in which the Director ceases to be a Director. Once a Distribution Election is made, the same election shall remain in place for distribution of future Elective Deferrals for the Plan Year. If no Distribution Election is made with respect to a Plan Year, then the Director’s Account will be paid as soon as administratively practicable following the first business day of the Plan Year immediately following the year in which the Director Separates from Service from the Board.

(c)Form of Payment. A Director may elect to receive the Director’s Account in the form of a single lump-sum payment or in a number of approximately equal installments (provided the payout period does not exceed fifteen (15) years). Different forms of payment may be elected with respect to the portions of the Account payable at different times. If no Distribution Election is made with respect to a Plan Year, then the Director’s Account will be paid in a single lump sum distribution.

(d)Subsequent Election. A director may irrevocably elect to change the timing and form of a payment from the Director’s Account by making a Subsequent Election on an Election Form approved by the Plan Administrator. A Subsequent Election (i) will not be effective as to any payment scheduled to be made within twelve (12) months of the Subsequent Election, and (ii) the amount to which the Subsequent Election applies must be deferred by at least five (5) years from the originally scheduled payment date on the original Election Form. The Plan Administrator may limit the changes to the form and commencement date and may also limit the number of Subsequent Elections that may be made by a Director. Unless the Plan Administrator determines otherwise, a Director may only make one Subsequent Election. The Plan Administrator reserves the right and discretion to reject and disallow a Subsequent Election for any reason and at any time.

8.Change in Control

(a)Interest Equivalents. Notwithstanding anything to the contrary in the Plan, in the event of a Change in Control (i) the Plan may not be amended to reduce the formulas contained in paragraph 5 which determine the rate at which amounts equivalent to interest accrue with respect to cash amounts credited to a Director's Account, and (ii) the Plan Administrator referred to in paragraph 10(c) shall fix rates under the formulas contained in paragraph 5 in lieu of the Treasurer of the Corporation.

(b)Payment on a Change in Control. In the event of a Change in Control, the aggregate amount credited to the Director's Account under the Plan shall be paid in one lump-sum payment as soon as practicable following the Change in Control but in no event more than ninety (90) days after the Change in Control.

(c)Definition of Change in Control. For purposes of the Plan, a Change in Control shall comply with the requirements of Code Section 409A of the Code and is deemed to occur at the time (i) when any entity, person or group (other than the Corporation, any subsidiary or any savings, pension or other benefit plan for the benefit of employees of the Corporation or its subsidiaries) which theretofore beneficially owned less than 30% of the Common Stock within the past 12 months then outstanding acquires shares of Common Stock in a transaction or series of transactions that results in such entity, person or group directly or indirectly owning beneficially 30% or more of the outstanding Common Stock, (ii) of the purchase of shares of Common Stock pursuant to a tender offer or exchange offer (other than an offer by the Corporation) for all, or any part of, the Common Stock ("Offer"), (iii) of a merger in which the Corporation will not survive as an independent, publicly owned corporation, a consolidation, or a sale, exchange or other disposition of all or substantially all of the Corporation's assets, (iv) of a substantial change in the composition of the Board during any period of two consecutive years such that individuals who at the beginning of such period were members of the Board cease for any reason to constitute at least a majority thereof, unless the election, or the nomination for election by the stockholders of the Corporation, of each new director was approved by a vote of at least two-thirds of the directors then still in office who were directors at the beginning of the period, or (v) of any transaction or other event which the Committee, in its discretion, determines to be a Change in Control for purposes of the Plan.

9.Distribution on Death

(a)Payment Upon Death. If a Director dies before all amounts credited to the Director's Account are paid in accordance with the Director's prior elections, the remaining unpaid balance in such Account (including all unpaid installments if installment payments had been elected by the Director) shall be paid in the form of a single lump sum distribution to the Director’s beneficiary within sixty (60) days after the date of death of the Director, or by such other date as may be permitted under Code Section 409A of the Code.

(b)Beneficiary Designation. A Director may elect and/or change the designated beneficiary (or beneficiaries) at any time during the Director's lifetime by completing a Beneficiary Designation Form provided by the Plan Administrator and return such form to the Plan Administrator. A Beneficiary Designation Form is not considered valid unless it has been received by and approved by the Plan Administrator. If a Director fails to designate a beneficiary, then the Director’s designated Beneficiary shall be deemed to be the Director’s estate. If a Director is divorced, any beneficiary designation previously made by the Director that designated the Director’s former spouse as beneficiary shall automatically be revoked and, if the Director did not make a subsequent beneficiary election, all amounts owed to the Director under the Plan shall be made to the Director’s estate.

10.Payment Due to Unforeseeable Emergency

The Plan Administrator may allow a Director to withdraw all or a portion of the Director Account in the event of an Unforeseeable Emergency, as defined below, consistent with Code Section 409A. The amount withdrawn may not exceed the amount needed to satisfy the financial hardship, including applicable taxes payable on such amount. The term “Unforeseeable Emergency” means a severe financial hardship of the Director resulting from (a) an illness or accident of the Director, the Director’s spouse, or the Director’s dependent; (b) a loss of the Director’s property due to casualty; or (c) such other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director, all as determined in the sole discretion of the Plan Administrator consistent with Code Section 409A. Distribution on account of Unforeseeable Emergency may not be made to the extent that such emergency is or may be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Director’s assets, to the extent the liquidation of such assets would not cause severe financial hardship, or by cessation of deferrals under the Plan, consistent with Code Section 409A. The Administrator may require cancellation of the Director’s current Elective Deferral election in the event of a distribution on account of Unforeseeable Emergency.

11.Compliance with Code Section 409A

The Corporation intends for the Plan to comply with the requirements of Code Section 409A of the Code and shall be operated and interpreted consistent with that intent. In no event may a Director, directly or indirectly, designate the Plan Year of a payment except in accordance with Code Section 409A. Notwithstanding the foregoing, the Corporation makes no representation that the Plan complies with Code Section 409A of the Code and shall have no liability to any Director for any failure to comply with Code Section 409A of the Code

12.Miscellaneous

(a)The right of a Director to receive any amount credited to the Director's Account shall not be transferable or assignable by the Director, except by will or by the laws of descent and distribution. To the extent that any person acquires a right to receive any amount credited to a Director's Account hereunder, such right shall be no greater than that of an unsecured general creditor of the Corporation. Except as expressly provided herein, any person having an interest in any amount credited to a Director's Account under the Plan shall not be entitled to payment until the date the amount is due and payable. No person shall be entitled to anticipate any payment by assignment, alienation, sale, pledge, encumbrance or transfer in any form or manner prior to actual or constructive receipt thereof. Any attempt to alienate, sell, transfer, assign, pledge, attach or otherwise encumber any Compensation or amount, whether currently or hereafter payable, will be void.

(b)The Corporation shall not be required to reserve or otherwise set aside funds or shares of Common Stock for the payment of its obligations hereunder.This Plan is intended to be unfunded for tax purposes and for purposes of Title I of the ERISA. Nothing contained herein, and no action taken pursuant to the provisions of this Plan shall create or be construed to create a trust of any kind, or a fiduciary relationship between the Corporation and any Plan Administrator or any other person. To the extent that any person acquires a right to receive payments under this Plan, such right shall be no greater than the right of an unsecured creditor of the Corporation.

(c)Prior to a Change in Control, the Committee shall interpret the Plan and make all determinations deemed necessary or desirable for the Plan's operation. The determination of the Committee shall be conclusive. The Committee may obtain such advice or assistance as it deems appropriate from persons not serving on the Committee. The Senior Vice President responsible for Human Resources or other appropriate officer of the Corporation shall, following a Change in Control, name as Plan Administrator any person or entity (including, without limitation, a bank or trust company). Following a Change in Control, the Plan Administrator shall interpret the Plan and make all determinations deemed necessary or desirable for the Plan's implementation of the Change in Control. The determination of the Plan Administrator shall be conclusive. The Corporation shall provide the Plan Administrator with such records and information as are necessary for the proper administration of the Plan. The Plan Administrator shall rely on such records and other information as the Plan Administrator shall in its judgment deem necessary or appropriate in determining the eligibility of a Director and the amount payable to a Director under the Plan.

(d)The Plan Administrator shall have the authority to:

(i)construe and interpret the Plan and apply its provisions;

(ii)promulgate, amend, and rescind rules and regulations relating to the administration of the Plan;

(iii)authorize any person to execute, on behalf of the Corporation, any instrument required to carry out the purposes of the Plan;

(iv)determine minimum or maximum amounts of Compensation that Directors may elect to defer under the Plan;

(v)calculate deemed earnings, losses, and Interest on Accounts;

(vi)interpret, administer, reconcile any inconsistency in, correct any defect in, and/or supply any omission in the Plan and any instrument, Distribution Election Form, or agreement relating to the Plan; and

(vii)exercise discretion to make any and all other determinations which it determines to be necessary or advisable for the administration of the Plan.

(e)The Board may at any time amend or terminate the Plan provided that no amendment or termination shall impair the rights of a Director with respect to amounts then credited to the Director's Account and any such amendment shall comply with the requirements of Code Section 409A.

(f)Nothing contained herein will entitle a Director to continue to serve as a member of the Board or require a Director to continue to provide services as a member of the Board. The termination of a Director’s service as a member of the Board will have no effect on his or her rights hereunder, except as otherwise provided herein.

(g)This Plan shall be construed in accordance with and governed by the laws of New Jersey to the extent not superseded by federal law, without reference to the principles of conflict of laws. The courts of competent jurisdiction in the District of New Jersey shall have exclusive jurisdiction for all claims, actions and other proceedings involving or relating to the Plan or any party in interest, including, by way of example and without limitation, a claim or action (i) to recover benefits allegedly due under the Plan or by reason of any law; (ii) to enforce rights under the Plan; (iii) to clarify rights to future benefits under the Plan; or (iv) that seeks a remedy, ruling or judgment of any kind against the Plan or a party in interest.

(h)Payments made by the Corporation hereunder will be subject to any applicable tax-withholding requirements and to such other deductions as are required at the time of such payment under any income tax or other law, whether of the United States or any other jurisdiction.

(i)If any provision of this Plan shall be held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provisions hereof, and this Plan shall be construed and enforced as if such provisions had not been included.

(j)The Plan has a right of reimbursement against any person who receives or holds a payment from the Plan in excess of the amount to which a Director or beneficiary is entitled under the terms of the Plan. The Plan Administrator may recover the amount overpaid in any manner, including, but not limited to, by legal action against the recipient and/or holder of the overpayment or offset against other or future benefits payable to or with respect to the Director or beneficiary under the Plan.

(k)Any notice or filing required or permitted to be given to the Plan Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Plan Administrator for the Deferred Compensation Plan for Non-Employee Directors of Solstice Advanced Materials Inc., 115 Tabor Road, Morris Plains, New Jersey 07950 or to such other person or entity as the Plan Administrator may designate from time to time.

Solstice Advanced Materials Inc.

/s/ Jason Clifford
Jason Clifford
Senior Vice President & Chief Human Resources Officer
February 10, 2026